Exhibit 99.1

Amarin and Kowa Pharmaceuticals America, Inc.

Announce U.S. Co-Promotion Agreement for Vascepa® (icosapent ethyl) Capsules

—Agreement to More than Double Vascepa Sales Calls and

Expand Promotional Breadth and Depth —

BEDMINSTER, N.J., DUBLIN, Ireland, and MONTGOMERY, AL, March 31, 2014 — Amarin Corporation plc (Nasdaq: AMRN) and Kowa Pharmaceuticals America, Inc., two biopharmaceutical companies focused on the development and commercialization of therapeutics to improve cardiovascular health, today announced an agreement to co-promote Amarin’s flagship product, Vascepa® (icosapent ethyl) capsules, in the United States. Vascepa is approved for use in the United States as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. In bringing together two companies focused on the primary care and cardiovascular health communities, the agreement is designed to benefit a greater number of patients.

The agreement provides for the near-term expansion of Vascepa promotional efforts through use of Kowa Pharmaceuticals America’s sales force to substantially increase both the number of sales targets reached and the frequency of sales calls on existing sales targets. Under the agreement, Kowa Pharmaceuticals America will employ its sales force of approximately 250 sales representatives to co-promote Vascepa in the United States augmenting Amarin’s approximately 130 sales representatives and more than doubling Amarin’s current sales detail frequency through primary and secondary details. Kowa Pharmaceuticals America’s sales force is expected to begin its Vascepa promotional efforts in May 2014 to its existing target audience of primary care physicians and cardiologists.

Kowa Pharmaceuticals America has a successful track record of launching and commercializing drugs for the treatment of cardiovascular disease in the United States, including its flagship statin product, LIVALO® (pitavastatin). Kowa Pharmaceuticals America’s sales team calls on many of the same physicians who are current and potential prescribers of Vascepa. The planned expansion in Vascepa promotional effort under the co-promotion agreement is expected to build on the significant base of progress Amarin has made and to help expand the use of Vascepa for patients in need.

Under the agreement, Kowa Pharmaceuticals America will pay for certain incremental costs associated with the use of its sales force that are associated with the commercialization of Vascepa, such as sample costs and costs for promotional and marketing materials. Each party has agreed to deliver specified minimal primary detail equivalents and spend specified minimal amounts on sample, promotional and marketing costs. Amarin’s commitments under the agreement are within its commercialization plans prior to the agreement. Amarin will continue to control marketing of the product and recognize all revenue from sales of Vascepa. Amarin will compensate Kowa Pharmaceuticals America with a co-promotion fee based on a percentage of Vascepa gross margins that increase during the agreement’s term, from the high single digits in 2014 to the low twenty percent levels in 2018, subject to certain adjustments. The initial term of the agreement extends through 2018.

“With the support of Kowa Pharmaceuticals America, we anticipate increasing the rate of Vascepa prescription and revenue growth as together we help educate physicians regarding the use of Vascepa as therapy for severe hypertriglyceridemia through promotion of its highly favorable efficacy and safety profile,” stated John F. Thero, President and Chief Executive Officer of Amarin. “Kowa’s commercial reach and customer base make it a valuable commercial partner for Amarin. Kowa Pharmaceuticals America has a highly motivated and talented sales force that complements Amarin’s sales team and substantially increases its reach into our target market. Kowa Pharmaceuticals America has a strong and proven leadership team, a solidified presence in the cardiovascular and lipid-lowering marketplace and a track record of success. We look forward to a successful collaboration with Kowa Pharmaceuticals America and to creating significant value for both companies and their customers.”

“Our goal has been to help physicians address patient-care concerns by offering important medications and support programs,” said Ben Stakely, Chief Executive Officer and President of Kowa Pharmaceuticals America, Inc. “We have been very impressed with Vascepa’s favorable efficacy and safety profile and look forward to working with Amarin to significantly expand Vascepa promotional efforts in the United States. By entering into this agreement with Amarin, we can now speak to a range of important lipid-related issues that impact our target physicians’ practices. We are proud of our current portfolio and excited about bringing new FDA-approved treatments, such as Vascepa, to more patients in need. With its favorable efficacy and safety profile, our team is excited about this opportunity to work with Amarin to help maximize the value of Vascepa.”

Vascepa commercialization progress

Vascepa was launched by Amarin in early 2013. Sales of Vascepa in 2013 resulted in net revenues for Amarin of approximately $26.4 million. Vascepa labeling reflects a spectrum of favorable effects on lipid and lipoprotein parameters at 4 g/day, including statistically significant reductions in TG, Apo B, VLDL-C, and non-HDL-C, with no increase in LDL-C, also known as bad cholesterol, and a safety profile that is comparable to placebo. The most common reported adverse reaction (incidence > 2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). With the benefit of this clinical profile, Amarin made significant progress throughout 2013 in multiple areas of the Vascepa commercialization plan. Vascepa is now available on formulary to over 200 million lives in the United States, including over 100 million with Tier 2 coverage. The conversion of these lives to Tier 2 status has helped enable Amarin to grow the Vascepa prescriber base to over 16,000 physicians since launch.

About Vascepa® (icosapent ethyl) capsules

Vascepa® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•	Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components and should be used with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo).

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the FDA as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as marketing the use of Vascepa in any indication that has not been approved by the FDA.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is a patented, ultra pure omega-3 fatty acid product comprising not less than 96% EPA. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About Kowa Company Ltd. and Kowa Pharmaceuticals America, Inc.

Kowa Company, Ltd. (Kowa) is a privately held multinational company headquartered in Nagoya, Japan. Established in 1894, Kowa is actively engaged in various manufacturing and trading activities in the fields of pharmaceutical, life science, information technology, textiles, machinery and various consumer products. Kowa’s pharmaceutical division is focused on cardiovascular therapeutics, with sales of the company’s flagship product, LIVALO® (pitavastatin) totaling ¥ 51 billion ($505 million*) in Japan fiscal year ending March 2013, and was launched in the United States in June 2010.

Kowa Pharmaceuticals America, Inc. is a cardiovascular and primary care pharmaceutical company focused primarily in the area of cardiology. The company started in 2001 as ProEthic Pharmaceuticals, Inc., and a majority stake in the company was acquired by Kowa Company, Ltd. in September 2008. A privately held company, Kowa Pharmaceuticals America focuses its efforts on the acquisition, licensing and marketing of pharmaceutical products. For more information about Kowa Pharmaceuticals America, visit www.kowapharma.com.

*	exchange rate used 1USD = 102JPY

Forward-looking statements

This press release contains forward-looking statements, including statements about the potential for increased prescription and revenue growth from the sale of Vascepa in connection with the co-promotion agreement; the efficacy, safety and therapeutic benefits of Vascepa and the commercial success of Vascepa and the co-promotion effort and agreement. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties.

In particular, the ability to effectively commercialize Vascepa will depend in part on the ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, and to maintain patent protection. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated with new collaborations and the ability of commercial partners to work together effectively to achieve intended results; related cost may increasing beyond expectations; and the risk that patent applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Michael Farrell or Joseph Bruno

Amarin Corporation

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Kowa Pharmaceuticals America, Inc. contact information:

Lisa Garman

Kowa Pharmaceuticals America, Inc.

Mobile: 334-296-1917

lgarman@kowapharma.com